Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
 RECORD SECOND QUARTER

GREENVILLE, S.C. (October 27, 2011) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its second fiscal quarter and six months ended September 30, 2011.

Net income for the second quarter rose 15.2% to $23.3 million compared to $20.2 million for the same quarter of the prior year.  Net income per diluted share increased 20.6% to $1.52 in the second quarter of fiscal 2012 compared to $1.26 in the prior year quarter.

Total revenues increased to $132.1 million in the second quarter of fiscal 2012, an 11.9% increase over the $118.1 million reported in the second quarter last year.  The primary driver for the growth in revenue was a 12.0% increase in average net loans and the associated growth in interest and fees.  Gross loans outstanding increased 11.1% to $965.0 million at September 30, 2011, up from $868.2 million at September 30, 2010.  Interest and fees rose 12.1% to $116.2 million in the second quarter of fiscal 2012 compared to $103.7 million in the second quarter of fiscal 2011.

“This was our 43rd consecutive year over year quarterly increase of net income and diluted earnings per share, excluding the September 2007 quarter which was restated by approximately $700,000 with the adoption of FASB ASC Topic 470-20.  We believe this highlights the strong demand for our loan product, our ongoing focus on expense control, and our close management of credit risks,” stated Sandy McLean, CEO.  “The Company’s growth in earnings per share has also benefitted from our ongoing share repurchase program during the current fiscal year.  Over the past six months, the Company has repurchased 1,153,700 shares of World Acceptance’s stock.  We continue to use our excellent cash flow and strong financial position to fund our growth while repurchasing shares.

“Our charge-off rate was consistent with the prior year as expected,” stated Mr. McLean.   “Charge-offs as a percent of net loans on an annualized basis were 14.8% for the three month periods ended September 30, 2011 and 2010.  Managing our credit risks is a key driver of our earnings growth.  Additionally, our past due loans as measured by those that are 61+ days delinquent, has remained flat at 4.2% on a contractual basis for the two quarterly periods.”

The provision for loan losses rose 10.2% to $30.1 million in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011.  “We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook,” noted Mr. McLean.

The Company’s general and administrative expenses increased by 9.6% compared with the second quarter of the prior year due primarily to the new office openings during fiscal 2012.  The Company opened 41 new offices, purchased one new office and closed one office during the first six-months of the fiscal year resulting in a total of 1,108 offices at September 30, 2011.  General and administrative expenses as a percent of total revenues decreased from 47.5% in the prior year quarter to 46.5% during the current fiscal quarter.  The Company benefited from increased leverage of general and administrative expenses due to growth in the revenue and continued cost control management.

MORE

WRLD Reports Record Second Quarter

October 27, 2011

The Company’s second quarter effective income tax rate increased to 36.5% compared with 33.9% the prior year’s second quarter.  During the prior year quarter, the Company benefited from an income tax settlement with the state of South Carolina for tax years March 31, 1997, through March 31, 2006, which resulted in the Company recognizing a tax benefit of approximately $900,000 (or $0.06 per diluted share).  A similar benefit was not recognized during the current quarter.

Other key return ratios for the second quarter included a 13.7% return on average assets and a return on average equity of 23.0% (both on a trailing 12 month basis).

Six-Month Results

For the first six-months of the fiscal year, net income rose 11.6% to $43.5 million compared to $38.9 million for the six-months ended September 30, 2010.  Fully diluted net income per share rose 15.8% to $2.78 in fiscal 2012 compared to $2.40 for the first six months of fiscal 2011.

Total revenues for the first six-months of fiscal 2012 rose 11.7% to $255.3 million compared to $228.5 million during the corresponding period of the previous year.  Annualized net charge-offs as a percent of average net loans were 13.7% for both the first six-months of fiscal 2012 and the first six-months of fiscal 2011.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,108 offices in 12 states and Mexico.  It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-888-578-6632, passcode 1148585.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=82915 or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Record Second Quarter

October 27, 2011

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest & fees	$116,233	$103,717	$223,581	$199,788
Insurance & other	15,906	14,349	31,714	28,676
Total revenues	132,139	118,066	255,295	228,464
Expenses:
Provision for loan losses	30,057	27,275	52,896	46,973
General and administrative expenses
Personnel	40,742	37,351	85,377	77,085
Occupancy & equipment	8,720	7,893	16,939	15,082
Advertising	2,699	2,607	5,482	5,069
Intangible amortization	434	510	867	1,017
Other	8,869	7,730	17,312	15,136
	61,464	56,091	125,977	113,389
Interest expense	3,947	4,096	7,331	7,450
Total expenses	95,468	87,462	186,204	167,812
Income before taxes	36,671	30,604	69,091	60,652
Income taxes	13,367	10,369	25,605	21,703
Net income	$23,304	$20,235	$43,486	$38,949
Diluted earnings per share	$1.52	$1.26	$2.78	$2.40
Diluted weighted average shares outstanding	15,328	16,023	15,619	16,236

Consolidated Balance Sheets
(unaudited and in thousands)

	September 30,	March 31,	September 30,
	2011	2011	2010
ASSETS
Cash	$13,061	$8,031	$8,825
Restricted cash	77,000	-	-
Gross loans receivable	964,955	875,046	868,192
Less: Unearned interest & fees	(258,484)	(228,974)	(230,314)
Allowance for loan losses	(54,164)	(48,355)	(48,343)
Loans receivable, net	652,307	597,717	589,535
Property and equipment, net	23,199	23,366	23,439
Deferred income taxes	17,958	14,480	13,316
Goodwill	5,635	5,634	5,609
Intangibles	5,885	6,365	7,091
Other assets	9,308	10,804	8,576
	$804,353	$666,397	$656,391

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	359,600	187,430	242,163
Income tax payable	11,615	13,098	2,974
Accounts payable and accrued expenses	20,494	23,294	19,161
Total liabilities	391,709	223,822	264,298
Shareholders' equity	412,644	442,575	392,093
	$804,353	$666,397	$656,391

MORE

WRLD Reports Record Second Quarter

October 27, 2011

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Expenses as a percent of total revenues:
Provision for loan losses	22.7%	23.1%	20.7%	20.6%
General and administrative expenses	46.5%	47.5%	49.3%	49.6%
Interest expense	3.0%	3.5%	2.9%	3.3%

Average gross loans receivable	$957,903	$850,622	$931,122	$823,330

Average loans receivable	$699,978	$625,104	$682,096	$606,448

Loan volume	$703,505	$642,243	$1,406,097	$1,270,029

Net charge-offs as percent of average loans	14.8%	14.8%	13.7%	13.7%

Return on average assets (trailing 12 months)	13.7%	13.5%	13.7%	13.5%

Return on average equity (trailing 12 months)	23.0%	22.9%	23.0%	22.9%

Offices opened (closed) during the period, net	21	24	41	44

Offices open at end of period	1,108	1,034	1,108	1,034

END